Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS IMPROVED SECOND QUARTER 2006 RESULTS

Lake Forest, IL July 18, 2006 — Packaging Corporation of America (NYSE: PKG) today reported second quarter 2006 net income of $32 million, or $0.31 per share. This compares to first quarter 2006 net income of $9 million, or $0.09 per share, and second quarter 2005 net income of $28 million, or $0.26 per share, which included a $0.06 per share dividend paid from Southern Timber Venture (STV), a timberlands joint venture in which PCA holds a 31% ownership interest.  Net sales for the second quarter were $551 million, up 6%, compared to $519 million in the second quarter of 2005.

Net income for the first six months of 2006 was $41 million, or $0.40 per share, compared to $40 million, or $0.37 per share in 2005 including the $0.06 per share STV dividend. Net sales for the first six months of 2006 were $1.06 billion compared to $1.01 billion in the first six months of 2005.

The $0.11 per share increase in earnings, excluding last year’s second quarter STV dividend, was driven primarily by higher pricing and volume for both containerboard and corrugated products, which together totaled $0.23 per share.  These earnings improvement items were partially offset by higher transportation and energy costs of $0.07 per share, the impact of delaying Valdosta’s annual mill maintenance outage to this year’s second quarter of $0.02 per share, and other items totaling $0.03 per share.

PCA’s corrugated products shipments per workday were up 2.1% compared to last year’s second quarter, and were up 1.8% year-to-date. Containerboard production was 592,000 tons, up 1.0% compared to last year’s second quarter.  PCA containerboard inventories at our mills and box plants were down 3,000 tons compared to the end of the first quarter, and were down 18,000 tons since the beginning of the year.

Paul T. Stecko, Chairman and CEO of PCA, said, “ We had a very strong quarter operationally with price, volume and cost performance all above our expectations. Earnings were up $0.22 per share over the first quarter, and by July 1 we essentially completed all of the pass through of our April containerboard price increase to boxes, which was faster than normal.  Finally, our Tomahawk and Valdosta mills completed their annual outages on schedule and started up extremely well, which allowed us to keep inventories at the level necessary to support our box plants.”

“Looking forward”, Mr. Stecko added, “we currently expect continued earnings improvement in the third quarter driven, for the most part, by the full realization of our second quarter corrugated products price increases.  Purchased energy costs should be down slightly from the second quarter, but we do expect slightly higher costs for OCC. Considering all of these items, we currently expect third quarter earnings of about $0.42 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005. PCA operates four paper mills and 69 corrugated product plants in 27 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 2nd Quarter 2006 Earnings Conference Call
WHEN:	Wednesday, July 19, 2006 10:00 a.m. Eastern Time

NUMBER:	(866) 835-8825 (U.S. and Canada) and (703) 639-1407 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 19, 2006 1:00 p.m. Eastern Time through August 3, 2006 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International) Passcode: 933792

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A.  Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2006	2005
Net sales	$551.1	$519.3
Cost of sales	(439.0)	(423.4)

Gross profit	112.1	95.9
Selling and administrative expenses	(39.5)	(37.4)
Other income (expense), net	(2.4)	8.6
Corporate overhead	(12.4)	(12.8)

Income before interest and taxes	57.8	54.3
Interest expense, net	(8.2)	(7.1)

Income before taxes	49.6	47.2
Provision for income taxes	(17.4)	(19.4)
Net income	$32.2	$27.8

Earnings per share:
Basic earnings per share	$0.31	$0.26
Diluted earnings per share	$0.31	$0.26

Basic common shares outstanding	103.4	107.4
Diluted common shares outstanding	104.3	108.2

Supplemental financial information(in millions):
Capital spending	$23.2	$32.0
Long term debt	695.7	695.0
Cash balance	94.1	165.5

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2006	2005
Net sales	$1,059.0	$1,008.8
Cost of sales	(873.3)	(839.6)
Gross profit	185.7	169.2
Selling and administrative expenses	(77.2)	(72.7)
Other income (expense), net	(4.7)	9.7
Corporate overhead	(23.5)	(24.4)
Income before interest and taxes	80.3	81.8
Interest expense, net	(16.3)	(14.1)
Income before taxes	64.0	67.7
Provision for income taxes	(22.8)	(27.3)
Net income	$41.2	$40.4
Earnings per share:
Basic earnings per share	$0.40	$0.38
Diluted earnings per share	$0.40	$0.37

Basic common shares outstanding	103.4	107.2
Diluted common shares outstanding	104.3	108.1

Supplemental financial information:
Capital spending	$40.5	$68.9